Exhibit 99.1

Worksport™ Provides Latest Updates: Additional TerraVis OEM Discussions & Private Label Revenue Growth

TORONTO – Sept. 8, 2020 — Worksport Ltd., (OTC:WKSP) (or the “Company), responding to overwhelming interest from its TerraVis™ tonneau cover solar panel launch, found it necessary to provide a general update to the large and growing audience of interested stakeholders. TerraVis™, much more than just solar panel truck bed cover, is a fully integrated, scalable system providing users an unmatched cargo bed usage experience meeting truck owners’ needs as they expand and change.

Worksport™ management has recently concluded agreement negotiations with its first EV Truck Manufacturer partner, which is expected to generate US$70 million in Worksport revenues in the near-to-mid-term, to start. Worksport will announce specific partnership details by mid-September. Worksport management is pleased to announce that it is now in discussions with other EV-Truck Manufacturers and will announce developments as they become material. Worksport has allotted very limited, but highly focussed, integration bandwidth for the TerraVis™ system at the OEM level and will continue to evaluate its partnerships closely.

In the future, am aftermarket TerraVis™ system version will be made available for all popular major light truck models. With such a high level of demand Worksport expects high revenue potential for the TerraVis™ system as an aftermarket retail market offering. “We’re simply building a brand that everyone will want,” said Worksport CEO Steven Rossi.

“Worksport values its OEM partners’ management,” Rossi said. “They have identified the value proposition in providing a highly advanced folding truck bed cover system from an independent and innovative provider such as Worksport. Integration of the TerraVis™ System at an OEM factory level is expected to increase the value, usability, and demand for that particular truck brand.” The success of TerraVis™, which has been in development since 2015, will continue to expand over the coming weeks and months.

The Company will frequently update shareholders, supporters, and investors to maintain the highest level of disclosure and information dissemination as Worksport continues to grow and develop at a very rapid pace.

“Conventional Worksport tonneau covers will continue to be a sizeable part of the Worksport revenue model as the market demand for these covers continues to be strong,” Rossi said. “Worksport will continue to grow towards middle market revenues for its lineup of innovative conventional tonneau covers.”

In other key developments:

●	Worksport has resumed shipping and recognizing revenues relating to private label manufacturing and sales for its major middle market customer. Unique and exclusive versions of Worksport conventional tonneau cover product suite have been created for private label sales.

●	Worksport’s design and R&D team is focussed on developing, releasing, and monetizing conventional truck bed cover models as the demand and market for conventional tonneau covers remains exceptionally strong and growing.

●	Worksport Management is actively working to augment its board of directors to better suit the company’s strengthening forward path and will announce the welcoming of any new strategic board members as they are appointed.

Any interested investors or shareholders are encouraged to follow the company’s social media accounts on Twitter, Facebook, LinkedIn, and Instagram as well as sign up for the company’s newsletters on both www.worksport.com and www.goterravis.com, to stay up to date on all of the latest news.

About Worksport Ltd.

Worksport Ltd., an innovative manufacturer of high quality, functional, and aggressively priced tonneau/truck bed covers for light trucks like the F150, Sierra, Silverado, Canyon, RAM, and Ford F-Series. For more information please visit www.worksport.com. Currently listed on the OTCQB Market under the trading symbol “WKSP.”

Connect with Worksport:

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For further information please contact:

Mr. Steven Rossi
CEO & Director

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Worksport, Ltd

T: 1-888-554-8789

E: srossi@worksport.com

Forward-Looking Statements

This document may contain forward-looking statements, relating to Worksport, Ltd. operations or to the environment in which it operates, which are based on Franchise Holdings International Inc. operations, estimates, forecasts and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, and/or are beyond Worksport, Ltd’s ’s control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place any undue reliance on such forward-looking statements. Worksport, Ltd. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. No Stock Exchange or Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.